Exhibit 99.4

Contact: L3 Technologies
Corporate Communications
212-697-1111

For Immediate Release

L3 Technologies, Inc. Announces the Expiration of Its Tender Offers for Any and All of its Outstanding 5.20% Senior Notes due 2019 and its Outstanding 4.75% Senior Notes due 2020

NEW YORK, June 5, 2018 – L3 Technologies, Inc. (NYSE:LLL) (“L3”) announced today the expiration of the previously announced cash tender offers (the “Tender Offers”) for any and all of the $1,000,000,000 outstanding aggregate principal amount of its 5.20% Senior Notes due 2019 (the “2019 Notes”) and any and all of the $800,000,000 outstanding aggregate principal amount of its 4.75% Senior Notes due 2020 (the “2020 Notes” and, together with the 2019 Notes, the “Notes”).

The Tender Offers expired at 5:00 p.m., New York City time, on June 5, 2018 (the “Expiration Date”). As of the expiration of the Tender Offers, $682,446,000 or 68.24% of the $1,000,000,000 aggregate principal amount of the 2019 Notes and $535,432,000 or 66.93% of the $800,000,000 aggregate principal amount of the 2020 Notes had been validly tendered and not withdrawn in the Tender Offers. L3 accepted for purchase all of the Notes validly tendered and delivered (and not validly withdrawn) in the Tender Offers at or prior to the Expiration Date. Payment for the Notes purchased pursuant to the Tender Offers is intended to be made on June 6, 2018 (the “Settlement Date”).

The consideration to be paid under the Tender Offers will be $1,032.82 per $1,000 principal amount of the 2019 Notes and $1,040.92 per $1,000 principal amount of the 2020 Notes, plus, in each case, accrued and unpaid interest to, but not including, the Settlement Date. The total consideration to be paid under the Tender Offers of $1,277,174,374 including accrued and unpaid interest will be funded from a portion of the net proceeds from L3's recently announced concurrent offering of senior notes (the “New Notes Offering”). The Tender Offers are contingent upon the receipt of the net proceeds from the New Notes Offering (unless waived).

The Tender Offers were made pursuant to L3’s offer to purchase dated May 30, 2018, the related letter of transmittal and notice of guaranteed delivery. BofA Merrill Lynch acted as Dealer Manager for the Tender Offers. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offers.

L3 Announces Expiration of Tender Offers	Page 2

L3 intends to redeem any Notes that were not tendered in the Tender Offers in accordance with the terms of the indentures governing the Notes, but L3 is not obligated to do so. This press release does not constitute a notice of redemption of the Notes.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible. Unless otherwise specified in the Offer to Purchase, information posted on our website does not constitute a part of the Tender Offers.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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